Exhibit 10.18

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this 9th day of February 2015, by and between Atkore International, Inc. and William Taylor (“Employee”).

WHEREAS, Employee is employed by Atkore International, Inc., or one of its subsidiaries (collectively the “Company”) as President of the Allied Tube and Conduit Business Unit and shall remain in such position through January 18, 2015, at which time Employee shall move into the position of Special Project Coordinator reporting to the Company CEO or his designee;

WHEREAS, Employee’s service as Special Projects Coordinator and employment with the Company will terminate effective at the end of the day April 17, 2015 (“Date of Termination”); and

WHEREAS, the Company has offered to provide Employee with separation benefits in exchange for Employee’s acceptance and compliance with the terms of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Employee and the Company as follows:

1. Separation Pay. (a) Severance Pay. The Company will provide Employee with separation pay for the period From April 18, 2015 through January 15, 2016. As satisfaction of this commitment, Employee shall continue to receive his current weekly base pay to be paid in accordance with the Company’s standard payroll practices, less appropriate tax withholdings and FICA and deductions for any benefits to which the Employee shall continue to be eligible and in which he elects to participate, provided Employee complies with the terms of this Agreement. The Company shall not be obligated to make any payments under Paragraph 1(a) or 1(b) until the revocation period described in paragraph 14 of this Agreement has expired and this Agreement becomes legally binding. Employee understands and agrees that the payments, benefits, and agreements provided in this Agreement exceed the benefits to which Employee would otherwise be entitled by law, contract, or under the policies and practices of the Company, and that this consideration is being provided in exchange for Employee’s entering into and complying with this Agreement.

(b) Medical, Prescription Drug, Dental, and Health Care Flexible Spending Account Benefits. Employee may continue his current medical, dental, and health care flexible spending account coverage, if any, provided Employee enrolls for COBRA coverage within 60 days of receiving the initial COBRA notice. During the separation pay period represented by Employee’s severance pay (“Separation Pay Period”), Employee’s COBRA cost will be equal to the amount paid by active Company employees for similar coverage. Employee will receive election forms and other notices regarding this COBRA coverage from the Company’s third-party administrator. Employee shall be responsible for completing the COBRA election forms and for paying the specified insurance premium within the required time periods in order to initiate and maintain COBRA coverage. Employee’s failure to timely pay the monthly premium shall result in the cessation of health insurance coverage for Employee and Employee’s spouse or domestic partner and dependents. Upon expiration of the Separation Pay Period, Employee’s cost to continue health insurance coverage under COBRA will be at the full COBRA premium permitted under the plans. Any questions regarding these plans should be directed to our COBRA administrator, Wage Works at 877-502-6272.

(c) Dependent Day Care Reimbursement Account. If applicable, Employee’s pre-tax contributions to a Dependent Day Care Reimbursement Account will cease on Employee’s Date of Termination. Any eligible claims incurred during the calendar year of Employee’s Date of Termination will be reimbursed according to the terms of the applicable plan. Employee may submit a request for reimbursement for eligible expenses until March 31st of next year.

(d) Retirement Savings and Investment Plan. Contributions to the Company’s Retirement Savings and Investment Plan (“RSIP”) shall cease as of Employee’s Date of Termination. To request changes to Employee’s RSIP account(s) or to obtain additional information, Employee should call the Atkore Employee Service Center at 1-877-964-4333.

RSIP contributions and loan repayments will cease as of Employee’s Date of Termination. If Employee has an outstanding loan under the RSIP, Employee will have ninety (90) days from the Date of Termination to repay in full the outstanding loan balance and finance charges in order to avoid current taxation on the amount of the loan. Should the repayment not occur, the RSIP will consider Employee to be in default on the loan, and the outstanding amount of the loan will be treated as a distribution to Employee. The distribution would be currently taxable under applicable Internal Revenue Service rules.

(e) Life insurance. Employee’s life insurance coverage will end on the last day of the month during which Employee’s Date of Termination occurs, or as otherwise provided by the plan document. Employee may be eligible to convert basic term life, personal and family accident, accidental death and dismemberment, and supplemental life policies to individual policies. Conversion information is available by contacting the Atkore Employee Service Center at 1-877-964-4333. Employee must apply and must pay the first conversion premium within 31 days of the end of such coverage, if such conversion is available. Employee’s business travel accident insurance coverage will end on Employee’s last active day at work, and there is no conversion available for this coverage.

(f) Disability insurance and sick pay. Employee’s disability insurance coverage will end on Employee’s Date of Termination. Sick pay will not be granted after Employee’s last active day at work.

(g) Return of Company Property. Employee is required to return all Company property to his manager, except his lap top computer, mobile phone, and Microsoft tablet, on or before April 17, 2015. Company property to be returned on or before April 17, 2015 includes, but is not limited to, his building access means, Company I.D., name tags, office keys, company car keys, company car, samples, cases, brochures, papers, notes, and other documents, and all copies of same, relating to the Company, its business, and its customers, that Employee has acquired by virtue of Employee’s employment. As of the end of the separation pay period, or sooner, if requested by the Company, Employee will make arrangements to ship Employee’s laptop computer, Microsoft tablet and mobile phone back to Company at Company expense, and Company will remove, terminate, or transfer any and all business communication lines including network access, mobile phone access, fax line access, and any other business numbers.

(h) Stock Options. All stock options held by Employee as of Employee’s Date of Termination will be treated, with respect to vesting and the ability to exercise them, pursuant to the terms of the applicable plan and/or individual option agreements under which such options were issued. Specifically, the options that are vested as of the Date of Termination shall, subject to Employee’s compliance with this Agreement, be exercised in a cashless exchange on a date chosen by the Company within 90 days of the Date of Termination using the then fair market value price approved by the Atkore Board of Directors, subject to the terms of the Atkore Stock Incentive Plan. In the event Employee purchased any shares of Atkore common stock, the Company will repurchase such shares at the then-fair market value price approved by the Atkore Board of Directors, subject to the terms of the Atkore Stock Incentive Plan and Subscription Agreement.

(i) Annual Incentive Plan Bonus. Subject to Employee’s compliance with this Agreement, Employee shall, receive as additional compensation, a payment equal to fifty (50%) percent of the bonus that Employee would have received, if any, had he remained President of the Allied Tube and Conduit Business Unit employed with the Company through the payment date of such bonus under the Atkore FY2015 Annual Incentive Plan, expected in mid-December 2015. In calculating the bonus amount, if any, Employee’s achievement of individual AIP goals shall be credited at 100%.

If, at the request of the Atkore International, Inc. Chief Executive Officer, Employee renders consulting services to Atkore or any of its subsidiaries, after April 17, 2015, Employee’s compensation for such consulting services shall be additional service credit used to calculate the percentage of the Employee’s FY2015 Annual Incentive Plan bonus that is payable to Employee. Each week (five full working days) of consulting services, after April 17, 2015, shall add a week of credit above the 26/52 weeks covered in the preceding paragraph. Employee can continue to earn additional weeks credit until he reaches a full 52 weeks (100%) of credit for the FY 2015 Annual Incentive Plan bonus. In no event shall Employee qualify for a FY 2015 bonus based on more than 52 weeks credit, and, under no circumstances will Employee be entitled to any bonus under the FY2016 Annual Incentive Plan or any other 2016 bonus plan, regardless of how many consulting weeks Employee works or which calendar weeks he actually works (e.g. if some of his consulting occurs in Atkore’s FY 2016). Any consulting services shall be rendered pursuant to an agreement substantially similar to the Consulting Agreement attached as Exhibit A.

(j) Other Benefits. Employee shall receive any amounts earned, accrued, or owing, but not yet paid to Employee as of Employee’s Date of Termination, including, but not limited to, unused accrued vacation and unpaid base salary that was earned by Employee through the Date of Termination, payable in a lump sum, less applicable taxes. Any benefits accrued or earned will be distributed in accordance with the terms of the applicable benefit plans and programs of the Company.

(k) Total Benefits. After the date of this Agreement, Employee will not be eligible to receive any other salary, bonus, or benefits from the Company, other than as provided in paragraph 1.

(l) Reduction of Separation Pay. The Company reserves the right to make deductions, in accordance with applicable laws, for any monies owed to the Company by Employee or for the value of the Company property that Employee has retained in his possession.

2. Release and Waiver. (a) Employee (individually and on behalf of his heirs, executors, or administrators) for, and in consideration of, the consideration set forth in paragraph 1 of this Agreement, and intending to be legally bound, does hereby release, waive, and forever discharge the Company, its parent, subsidiaries, and affiliates, and each of their present and former officers, directors, employees, agents, attorneys, insureds, and plan administrators (collectively, “Releasees”) from all causes of action, lawsuits, debts, claims, and demands whatsoever in law or in equity, which Employee ever had, now has, or hereafter may have, whether known or unknown, or which Employee’s heirs, executors, or administrators may have, by reason of any matter, cause, or thing whatsoever, from the beginning of Employee’s employment to the date of Employee’s execution of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under any applicable Company severance plan(s), the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Fair

Labor Standards Act, the Worker Adjustment and Retraining Notification Act, and any other claims under any federal, state, or local common law, statutory provision, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied contract, express contract, or discrimination of any sort.

(b) To the fullest extent permitted by law, and subject to the provisions of paragraph 3(c) below, Employee represents and affirms that (i) Employee has not filed or caused to be filed on Employee’s behalf any claim for relief against the Company or against any Releasee, and, to the best of Employee’s knowledge and belief, no outstanding claims for such relief have been filed or asserted against the Company or any Releasee on Employee’s behalf; (ii) Employee has no knowledge of any improper, unethical, or illegal conduct or activities that Employee has not already reported to any supervisor, manager, department head, human resources representative, agent, or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline; and (iii) Employee will not file, commence, prosecute, or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim, or event existing or occurring on or before the date of execution of this Agreement.

(c) The release of claims described in paragraphs 2(a) and (b) of this Agreement does not preclude Employee from filing a charge with the U.S. Equal Employment Opportunity Commission. However, Employee agrees to hereby waive any and all rights to any monetary relief or any other personal recovery from any such charge, including his costs and attorneys’ fees. Additionally, this release of claims does not preclude Employee from filing claims that arise after the date of the execution of this Agreement.

(d) Subject to the provisions of paragraph 2(c) of this Agreement, in further consideration of the payments described in paragraph 1, Employee agrees that Employee will not file, claim, sue, or cause or permit to be filed, any civil action, lawsuit, arbitration, or other legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary, or other relief) for himself involving any matter released in paragraph 2. In the event that any such claim is filed in breach of this release of claims, it is expressly understood and agreed that this release of claims shall constitute a complete defense to any such claim. In the event that any Releasee is required to institute litigation to enforce the terms of this paragraph, Releasees shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement. Employee further agrees and covenants that, should any person, organization, or other entity file, claim, sue, or cause or permit to be filed any civil action, lawsuit, arbitration, or other legal proceeding involving any matter occurring at any time in the past,

Employee will not seek or accept personal equitable or monetary relief in such civil action, lawsuit, arbitration, or legal proceeding. Nothing in this Agreement shall prohibit or restrict Employee from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance, or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or local law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

(e) Employee shall execute a second general release on terms substantially similar to those contained in this Agreement at the time Employee receives any bonus payment as provided under the 2015 Atkore Annual Incentive Plan.

3. Confidentiality. (a) Employee agrees that Employee shall not, directly or indirectly, use, make available, sell, disclose, or otherwise communicate to any person, other than in the course of Employee’s assigned duties and for the benefit of the Company, either during the period of Employee’s employment or at any time thereafter, any nonpublic, proprietary, or confidential information, knowledge, or data relating to the Company or any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Employee during Employee’s employment by the Company or a subsidiary. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Employee; (ii) becomes known to the public subsequent to disclosure to Employee through no wrongful act of Employee or any representative of Employee; or (iii) Employee is required to disclose by applicable law, regulation, or legal process (provided that Employee provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Employee’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(b) Non-solicitation. During Employee’s employment with the Company or a subsidiary of the Company and for the one (1) year period thereafter, Employee agrees that Employee will not, directly or indirectly, individually or on behalf of any other person, firm, corporation, or other entity, knowingly solicit, aid, or induce (i) any employee of the Company or any of its subsidiaries or affiliates (as defined by the Company) to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation, or other entity unaffiliated with the Company or knowingly take any action to assist or aid any other person, firm, corporation, or other entity in identifying or hiring any such employee or (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation, or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(c) Non Compete. The non-compete obligations set forth in the Atkore Stock Incentive Plan and Subscription Agreement and any other non-compete obligations of the Employee previously entered into with the Company or its parent or affiliates remain in full force and effect and are incorporated herein by reference.

(d) Reasonableness. Employee acknowledges that the restrictions contained in paragraph 3 of this Agreement are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have executed this Agreement in the absence of such restrictions, and that any violation of any provision of this paragraph will result in irreparable injury to the Company. By executing this Agreement, Employee represents that Employee’s experience and capabilities are such that the restrictions contained in this paragraph 3 will not prevent Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. Employee further represents and acknowledges that (i) Employee has been advised by the Company to consult with legal counsel of Employee’s choosing with respect to this Agreement, and (ii) that Employee has had full opportunity, prior to executing this Agreement, to review thoroughly this Agreement with legal counsel. In the event the provisions of this paragraph shall ever be deemed to exceed the time, scope, or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope, or geographic limitations, as the case may be, permitted by applicable laws.

(e) Survival of Provisions. The obligations contained in any paragraph that contains obligations to be performed following the termination of Employee’s employment with the Company shall survive such termination and shall be fully enforceable thereafter.

4. No Rehire Rights. Employee further agrees and recognizes that Employee has permanently and irrevocably severed Employee’s employment relationship with the Company, and that the Company has no obligation to employ or retain the services of Employee in the future.

5. Non-Disparagement. Employee agrees that Employee will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of its present or former officers, directors, employees, agents, or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Employee’s employment, and the termination of Employee’s employment, irrespective of the truthfulness or falsity of such statement.

6. Entire Agreement. Employee acknowledges and agrees that the Company previously has satisfied any and all obligations owed to Employee under any employment agreement or offer letter Employee has with the Company and, further, that this Agreement fully supersedes any prior agreements or understandings, whether written or oral, between the parties. Employee acknowledges that, except as set forth expressly herein, neither the Company, the Releasees, nor their agents or attorneys have made any promise, representation, or warranty whatsoever, either express or implied, whether written or oral.

7. Non-Disclosure. Subject to the provisions of paragraph 3(c), Employee agrees not to disclose the terms of this Agreement to anyone, except his spouse, attorney, and, as necessary, tax/financial advisor and further agrees that he may only do so provided that such individuals agree to be bound by this Agreement’s confidentiality obligation. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

8. Corporate Records. Employee represents that Employee does not have in Employee’s possession any records and business documents, whether on a computer, electronically stored, or in hard copy format, or other materials (including, but not limited to, originals or copies of computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, or sales records) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries, or affiliates or obtained as a result of Employee’s employment with the Company and/or its predecessors, subsidiaries, or affiliates, or created by Employee while employed by or rendering services to the Company and/or its predecessors, subsidiaries, or affiliates. Employee acknowledges that all such Corporate Records are the property of the Company.

9. No Admission. The parties agree and acknowledge that the negotiation and execution of this Agreement, and any actions taken in fulfillment of the representations or obligations described herein, do not constitute an admission by either party of wrongdoing or of liability of any kind.

10. Remedies. (a) Employee agrees and recognizes that, should Employee breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Employee with the consideration set forth herein, and will have the right to seek repayment of some of the consideration paid up to the time of any such breach. Further, Employee acknowledges, in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief, monetary damages, attorneys’ fees, and costs. Employee further agrees that the Company shall be entitled to both preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits, and other benefits relating to or arising out of any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

11. Governing Law. This Agreement, and the obligations of the parties hereunder, shall be construed, interpreted, and enforced in accordance with the laws of the State of Illinois, excluding its conflict of laws rules, and Employee and Company agree to submit to personal jurisdiction in such state and agree to submit to venue in the Illinois federal and state courts.

12. Legal Representation. Employee certifies and acknowledges as follows:

(a) that Employee has read the terms of this Agreement, and that Employee understands its terms and effects, including the fact that Employee has agreed to release, waive, and forever discharge the Company and each and every one of its affiliated entities from any legal action arising out of Employee’s employment relationship with the Company and the termination of that employment relationship;

(b) that Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and satisfactory to Employee and which Employee acknowledges is in addition to any other benefits to which Employee is otherwise entitled;

(c) that Employee has been, and is hereby, advised in writing to consult with an attorney prior to signing this Agreement; and

(d) that Employee does not waive rights or claims that may arise after the date this Agreement is executed.

13. Consideration Period. Employee understands and agrees that he has been given twenty one (21) calendar days from the receipt of this Agreement to consider whether to sign it. If Employee does not deliver a signed copy of this Agreement to the Company’s local Human Resources representative by the close of business (5:00 pm Central Time) on the twenty-first day after the receipt of this Agreement, the offer contained in this Agreement is automatically withdrawn. Employee and Company agree that no proposed or actual change in the terms presented in this Agreement, material or immaterial, shall extend or recommence the consideration period.

14. Revocation Period. Employee may revoke this Agreement within seven (7) calendar days after Employee signs it, in which case, this Agreement shall not become legally binding. Any revocation within this time period must be submitted in writing and must state, “I hereby revoke my acceptance of our Separation and Release Agreement.” The revocation must be delivered to the Vice President of Human Resources and must be postmarked within seven (7) calendar days of Employee’s execution of this Agreement.

If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee resides, then the revocation period shall not expire until the next business day. In the event of a timely revocation by Employee, this Agreement will be deemed null and void, and the Company will have no obligations hereunder.

15. Severability. If any provision(s) of this Agreement, or the application thereof, is held to be invalid or unlawful, the remaining provisions of this Agreement shall be enforceable to the fullest extent permitted by law.

16. Entire Agreement. This Agreement sets forth the entire agreement between Employee and the Company and supersedes any and all prior written or verbal discussions, agreements, or understandings between the parties pertaining to the subject matter hereof. The parties agree that no other promises or agreements have been offered for this Agreement (other than those described herein). No modification of this Agreement shall be legally binding unless made in writing and signed by both parties.

BY SIGNING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES THAT HE: (i) HAS READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT; (ii) HAS BEEN ADVISED OF HIS RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; AND (iii) HAS SIGNED THIS AGREEMENT VOLUNTARILY AND OF HIS OWN FREE WILL.

Employee		Atkore International, Inc.

/s/ William E. Taylor		/s/ Kevin P. Fitzpatrick
Signature		Signature

William E. Taylor		Title:	V.P. Global Human Resources
Print Employee Name

Date:	February 2, 2015	Date:	February 9, 2015

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